Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in this Pre-Effective Amendment No. 3 Registration Statement on Form S-3 and related Prospectus of NewtekOne, Inc., formerly known as Newtek Business Services Corp., of our reports dated March 15, 2023, relating to the consolidated financial statements, and the consolidated financial statement schedules and the effectiveness of internal control over financial reporting of NewtekOne, Inc., formerly Newtek Business Services Corp., appearing in the Annual Report on Form 10-K of NewtekOne, Inc., formerly Newtek Business Services Corp., for the year ended December 31, 2022. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement. /s/ RSM US LLP Hartford, Connecticut April 21, 2023